#MEGALODON

MEGALODON JAW

THIS INITIAL OFFERING IS COMING SOON!



CURRENT VALUE: $600,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

OPINIONS DETAILS GALLERY LEGAL

#MEGALODON

MEGALODON JAW

COA | SPECS

FINANCIALS

Price Per Share	$20.00
Number of Shares	30,000
Market Cap.	$600,000
Storage Location	Rally

ASSET SPECIFICATIONS

Memorabilia Type	Megalodon Jaw
Order	Lamniformes
Family	Otodontidae
Genus	Otodus
Species	Megalodon
Excavation Site	South Carolina
Presentation	Mounted in Resin Reconstruction
Dimensions	8 feet X 9.5 feet
Number of teeth	184

CONTACT INFORMATION

For inquiries and all information concerning this specimen, contact us:

EMAIL

info@geodecor.com

WEBSITE

www.geodecor.com

GEODÉCOR
FOSSILS & MINERALS

OTODUS MEGALODON JAW

Full Set of Fossilized Teeth in Jaw Reconstruction



GEODÉCOR
FOSSILS & MINERALS

DESCRIPTION OF SERIES MEGALODON JAW

Investment Overview

- Upon completion of the Series #MEGALODON Offering, Series #MEGALODON will purchase a Carcharocles Megalodon Jaw: Full Set of Fossilized Teeth in Jaw Reconstruction as the Underlying Asset for Series #MEGALODON (The "Series Megalodon Jaw" or the "Underlying Asset" with respect to Series #MEGALODON, as applicable), the specifications of which are set forth below.
- The Carcharocles megalodon was a species of shark that lived from roughly 23 million years ago to 3.6 million years ago before going extinct.
- The Carcharocles megalodon is the largest shark to have ever lived and is known for its massive and powerful jaw.
- The Underlying Asset consists of one Carcharocles Megalodon Jaw: Full Set of Fossilized Teeth in Jaw Reconstruction.

Asset Description

Overview & Authentication

- The Megalodon shark is referred to either as "Carcharocles" megalodon or "Otodus" megalodon.
- Carcharocles megalodon translates to "big toothed glorious shark."
- The Carcharocles megalodon is commoonly known as the megalodon.
- The megalodon is the largest shark to ever live in the ocean.
- The megalodon had "streamlined yet powerful bodies build to efficiently cut through the water. Their tailfin undilated side to side and they breathed through gill slits on either side of their head."
- The megalodon had a skeleton made mostly of cartilage.
- The megalodon, like other species of shark, had multiple rows of teeth within its jaw, which it constantly shed and replaced. Megalodon teeth are still found around the world today.
- The megalodon could measure up to 60 feet in length and weigh up to 50 tons, with the females generall being larger than the males.
- The megalodon is a member of the Lamniforme Order of sharks, which includes the great white, mako, and thresher sharks.
- The megalodon lived all across the world's oceans, with the exception of the north and south poles. "While juveniles kept to the shores, adults preferred coastal areas but could move into the open ocean. The most northern fossils are found off the coast of Denmark and the most southern in New Zealand."
- The megalodon at a diverse diet that included whales, seals, sea cows, and sea turtles.
- Many whale fossils "have distinct gashes from megalodon teeth," and scientists have found entire megalodon teeth embedded in whale bone.
- "Scientists calculate that a bite from a megalodon jaw could generate force of up to 40,000 pounds, which would make it the strongest bite in the entire animal kingdom."
- Due to the megalodon's large size, it "required ample prey to fuel its body." But as large ocean mammals began to undergo "significant changes" in response to the climate, megalodon's went extinct.
- The megalodon was previousley believed to have gone extinct 2.6 million years ago, but more recent research suggests that the massive shark likely went extinct 3.6 million years ago at the end of the early Pliocene epoch.
- As it is theorized that the upper teeth of the megalodon were used to "hack off" chunks of flesh from prey, they sustained the most damage, which resulted in the megalodon losing its upper teeth more often than its lower (at an approximate ratio of 8:1).

Notable Features

- The Underlying Asset is a Carcharocles Megalodon Jaw: Full Set of Fossilized Teeth in Jaw Reconstruction.
- The Underlying Asset was uncovered from the Morgan River in Georgia.
- The Underlying Asset is comprised of 184 fossil shark teeth mounted in a resin reconstruction representing the cartilaginous jaw of the Carcharocles megalodon.
- The Underlying Asset contains teeth carefully chosen from a number of different source organisms in order to illustrate the correct positions and sizes that would have been seen during the life of the Carcharocles megalodon.
- The Underlying Asset measures 8 by 9.5 feet.
- The Underlying Asset includes four teeth measuring 6.25 inches in length each.
- The Underlying Asset was constructed via the collection of all 184 teeth over a period of years.
- The Underlying Asset was fashioned by a preparator who has been featured on National Geographic Channel's "Predators."

Notable Defects

- The Underlying Asset shows signs of wear consistent with its age and professional preparation.

Details

Series Megalodon Jaw	
Memorabilia Type	Megalodon Jaw
Order	Lamniformes
Family	Otodontidae
Genus	Carcharocles
Species	Megalodon
Excavation Site	Morgan River, Georgia
Condition	Full Set of Fossilized Teeth
Presentation	Mounted in a Resin Reconstruction
Dimensions	8 feet X 9.5 feet
Number of teeth	184

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series Megalodon Jaw going forward.

#MEGALODON | $600K

COMPARABLE ASSET VALUE



ASSET VALUE

+877.3%

TRANSACTIONS

4

"...[M]egalodon was once the most fearsome predator to reign the seas."

SMITHSONIAN

February 2019

#MEGALODON

MEGALODON JAW

More than 3.6 million years ago, the largest shark to ever live roamed the world's oceans. The Megalodon could grow to be as long as 60 feet and weigh up to 50 tons — equipped with a jaw capable of generating up to 40,000 pounds of force. #MEGALODON is an Otodus Megalodon Jaw consisting of 184 fossil shark teeth carefully chosen from thousands of examples and set in an 8 ft by 9.5 ft resin jaw reconstruction. Collected from various South Carolina river localities, #MEGALODON features 31 teeth measuring at least 6 inches.

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#MEGALODON | *Visuals*

Taking 4 years to construct, #MEGALODON is composed of teeth painstakingly collected from riverbeds by highly trained divers.

LAUNCH GALLERY ›

#MEGALODON | *Timeline*

Jan. 1835 Swiss-American geologist Louis Agassiz first describes the megalodon.

Jan. 1842 British scientist Richard Owen is the first to widely declare the existence of dinosaurs — "immense animals with thick limb bones and strong, reinforced hips."

Jun. 1980 Father-son geologists Luis and Walter Alvarez, along with nuclear chemists Frank Asaro and Helen Michel, publish a paper in Science Magazine theorizing that the C-T mass extinction event was caused by an impact from an asteroid the size of San Francisco over 65 million years ago. Megalodons and other ocean-dwelling dinosaur cousins are spared.

Jan. 1991

A crater is found off the northern coast of the Yucatan peninsula. Over 110 miles wide and 12 miles deep, the Chicxulub crater lends credence to the now-popular theory that the dinosaurs were eradicated in a cataclysmic asteroid impact.

Jun. 1993

Jurassic Park is released. Directed by Steven Spielberg, the film series inspires a resurgent interest in dinosaurs and paleontology broadly.

Aug. 2018

"The Meg" is released in theaters depicting a battle between scientists and a megalodon. #MEGALODON is displayed at the film's local premiere at Harkins Theatres in Tempe, Arizona.